APOLLO DIVERSIFIED REAL ESTATE FUND

Class A Shares (GIREX), Class C Shares (GCREX), Class I Shares (GRIFX),
Class L Shares (GLREX), and Class M Shares (GMREX) of Beneficial Interest

Supplement dated December 9, 2025 to the Prospectuses and

Statements of Additional Information (“SAI”) dated February 1, 2025

This Supplement describes important changes affecting Apollo Diversified Real Estate Fund (the “Fund”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meaning as in the Prospectus or SAI, as applicable. Please review this important information carefully.

Effective as of the close of business on February 3, 2026 (the “Effective Date”), CenterSquare Investment Management LLC (“CenterSquare”) will no longer serve as a sub-adviser to the Fund. As of the Effective Date, Apollo Real Estate Fund Adviser, LLC, the Fund’s investment adviser, will assume direct management of the portion of the Fund’s assets previously managed by CenterSquare.

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This Supplement, and each Prospectus and the SAI for Class A, Class C, Class I, Class L and Class M Shares dated February 1, 2025, of the Fund provide relevant information for all shareholders. Each Prospectus and SAI of the Fund have been filed with the U.S. Securities and Exchange Commission and are incorporated by reference. These can be obtained without charge by calling the Fund at 1-888-926-2688 or by visiting www.apollo.com/adref.

INVESTORS SHOULD RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE